Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

May 16, 2008

NYSE Euronext,

11 Wall Street,

New York, New York 10005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) by NYSE Euronext, a Delaware corporation (the “Company”), of an unspecified aggregate initial offering price or number of (i) debt securities, which include debentures, notes, bonds and other evidences of indebtedness and which may be senior debt securities or subordinated debt securities (the “Debt Securities”), (ii) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), and (iii) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock” and, together with the Preferred Stock, the “Capital Stock” and, together with the Preferred Stock and the Debt Securities, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement on Form S-3 relating to the Securities (the “Registration Statement”) has become effective under the Act, the Senior Debt Indenture and the Subordinated Debt Indenture have each been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the respective Indenture applicable to each series of Debt Securities (the “Applicable Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(2) When the Registration Statement has become effective under the Act, the terms of the shares of Capital Stock and their issue and sale have been duly established in conformity with the Company’s amended and restated certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Capital Stock has been duly issued and sold as contemplated by the Registration Statement, the Capital Stock will be validly issued, fully paid and nonassessable.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that each Applicable Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP